Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Clarient, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-160136, 333-129827, 333-114214 and 333-67166) and the registration statements (Nos. 333-59276, 333-63876, 333-65815, 333-120248, 333-113434, 333-128380 and 333-144783 and 333-160466) of Clarient, Inc. of our report dated November 3, 2009 (January 29, 2010 as to Note 10) with respect to the balance sheets of Applied Genomics, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2008, which report is included in the Current Report on Form 8-K/A of Clarient, Inc. filed with the Securities and Exchange Commission March 5, 2010.

/s/ BEASON & NALLEY, INC.
Huntsville, Alabama
March 5, 2010